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                                                                    EXHIBIT 3.2





                            CERTIFICATE OF AMENDMENT
                                       TO
                           CERTIFICATE OF DESIGNATION
                                       OF
                                PREFERRED STOCK
                                       OF
                             KNOLOGY HOLDINGS, INC.


         KNOLOGY Holdings, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation law of the State of Delaware, does hereby certify as follows:

         FIRST: That in accordance with the requirements of Sections 141 and 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, acting at a meeting of the Board of Directors of the Corporation duly called and held, duly adopted resolutions: (1) proposing and declaring advisable increasing the number of shares of authorized Common Stock, par value $.01 per share, of the Corporation from 200,000 to 16,000,000,
(2) proposing and declaring advisable the amendment to the Certificate of Designation of Preferred Stock of the Corporation (the "Amended Certificate of Designation") to change the conversion ratio between the Common Stock and the Preferred Stock from 1 to 1 to 150 to 1, and (3) recommending that such increase and amendments be submitted to the stockholders of the Corporation for their consideration, action and approval.

         SECOND: That the Amended Certificate of Designation of Preferred Stock of the Corporation is as follows:

         The first sentence of Article "4." of the Certificate of Designation of Preferred Stock is hereby amended as follows:

               "4.   CONVERSION.

                     The shares of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation at the rate of 150 shares of Common Stock for every one share of Preferred Stock (as adjusted for any stock split or reclassification):
     (a) upon the issuance by the Securities and Exchange Commission of an order of effectiveness (or evidence thereof satisfactory to the Corporation) as to any registration statement for the sale of any shares of Common Stock of the Corporation under the Securities Act of 1933, as amended (or any successor


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     law) (other than an order relating to an offering made primarily or exclusively to employees); or (b) if not previously converted, on December 8, 2005 (in either case, the "Conversion Date")."

         THIRD: That thereafter, pursuant to resolution of the Board of Directors, the stockholders of the Corporation, acting by written consent in accordance with Sections 228 and 229 of the General Corporation Law of the State of Delaware, duly approved such increase and adjustment and the aforesaid Certificate of Amendment to Certificate of Designation of Preferred Stock of the Corporation to reflect such adjustment.

         FOURTH: That the aforesaid Certificate of Amendment to Designation of Preferred Stock of the Corporation was duly adopted in accordance with the provisions of Sections 141, 242, 228 and 229 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to Certificate of Designation of Preferred Stock to be duly executed and acknowledged in accordance with Section 103 of the General Corporation Law of the State of Delaware on this 15 day of April, 1998.


                                   KNOLOGY HOLDINGS, INC.


                                   By:   /s/ William E. Morrow
                                      --------------------------
                                      Name:  William E. Morrow
                                      Title: President

May 15, 1998

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